Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Jaguar Health, Inc.

San Francisco, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2017, relating to the financial statements of Jaguar Health, Inc. (formerly known as Jaguar Animal Health, Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP

San Francisco, California

January 31, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.